BlackBerry.

CONFIDENTIAL

January 6, 2020

Marjorie Dickman
[redacted]

Dear Marjorie,

This offer cancels and supersedes the offer letter, employment agreement and equity letter dated December 6, 2019.

I am pleased to offer you the position of Chief Government Affairs & Public Policy Officer with BlackBerry Corporation. We were impressed with your background and experience and believe that you would be an excellent addition to the BlackBerry team.

This offer will remain open until Friday, January 10, 2020. To confirm your acceptance, do sign the enclosed Employment Agreement and accompanying documents/schedules indicating that you have read and agree to the terms and conditions of each schedule. Return the signed documents on or before Friday, January 10th to Nita White-Ivy in Human Resources.

I am looking forward to you becoming an integral part of the BlackBerry team and am confident that BlackBerry will offer you the challenges and rewards you seek. I look forward to your acceptance of this offer.

Sincerely,

John S. Chen
Executive Chairman of the Board and CEO

BlackBerry Corporation
3001 Bishop Drive, Suite 400, San Ramon, California, 94583 USA. tel: +1 (925) 242-5660 fax: +1 (925) 242-5661

BlackBerry.

EMPLOYMENT AGREEMENT

This Agreement is between BlackBerry Corporation ("BlackBerry") and Marjorie Dickman.

1 EMPLOYMENT

1.1 The Effective Date and your first day of employment with BlackBerry Corporation will be confirmed with you in writing. We anticipate this to be Monday, March 2, 2020.

1.2 You will be employed on a regular, full-time basis. Your position is exempt from overtime compensation.

1.3 Your position title will be Chief Government Affairs & Public Policy Officer, and you will report to the Chief Executive Officer. While you will initially be employed to work at BlackBerry's Arlington, VA location (1776 Wilson Blvd., Suite 230, Arlington, VA 22209-2515), you may be required to work at another location in the future. You also agree that BlackBerry may in its sole discretion modify, change, reduce, or add to your duties and responsibilities from time to time.

1.4 BlackBerry's standard workweek is 40 hours. However, you will be expected to devote whatever time is necessary to complete the requirements of your position, which may exceed 40 hours per week from time to time.

1.5 Your position requires you to spend time at the San Ramon, CA office, and be available for business travel, on an as-needed basis, for the performance of your duties. Such travel may vary in frequency and may include international destinations. This is subject to change based on business needs.

1.6 Should it become necessary for the company to relocate you to its San Ramon office, you will be provided a relocation package. Your employment agreement will be updated to show the new location and your Restrictive Covenant Agreement (RCA) will be changed to a California RCA.

2 COMPENSATION

2.1 Your bi-weekly base salary is $15,384.62 USD ($400,000 USD annualized), paid bi-weekly, less payroll deductions and required withholdings. By signing this Agreement, you agree to receive your salary via direct deposit to your bank account.

2.2 You will be eligible to participate in BlackBerry's annual Variable Incentive Pay (ViP) Program, pursuant to ViP guidelines, commencing in BlackBerry's FY2021 (March 1, 2020). The ViP Program provides you with an opportunity to earn additional pay separate and apart from your annual base salary. For your position, the annual target incentive will be 100% of your base salary. Your ViP payout will be based on base salary you receive during the respective fiscal year while you are an active employee and you must be an active employee on the day of payout to receive a ViP award.

2.3 You will receive a signing bonus in the amount of $135,000 USD, less payroll deductions and required withholdings. Should you voluntarily resign from BlackBerry or be terminated for cause within the following time periods from the Effective Date of this Agreement, you agree to repay this signing bonus as follows: 100% before the completion of one year; 75% more than one year, but less than two years. BlackBerry reserves the right, and you authorize

BlackBerry, to deduct the full amount of the signing bonus (including payroll deductions and required withholdings) from any outstanding pay or reimbursements owed to you, to the extent permitted by law.

2.4 In connection with this employment offer, as Executive Chairman and CEO of BlackBerry, I have approved a recommendation that you be granted equity. The details of the equity offer will be provided in a separate letter from BlackBerry Limited.

3 BENEFITS

3.1 As an employee of BlackBerry, you will be eligible to participate in the following BlackBerry U.S. benefits package which may be amended by BlackBerry at its sole discretion.

(a) BlackBerry's 401(k) plan upon your Effective Date. If you choose to participate in the plan, BlackBerry will match your contributions at 100%, up to 5% of your base salary, beginning with the first full pay period after you complete six (6) months of active service.

(b) BlackBerry's vacation policy in effect from time to time (the current vacation policy in effect provides for accrual of fifteen (15) days per year). Your vacation accrual for the first year of employment will be prorated according to your Effective Date. Vacation accrual, usage, and scheduling are subject to the terms of BlackBerry's U.S. vacation policy, which may be amended by BlackBerry at its sole discretion from time to time.

4 CESSATION OF EMPLOYMENT

4.1 Just as you may **resign from employment** with BlackBerry at any time, BlackBerry may **terminate your employment** at any time. Your employment at BlackBerry is **"At Will"** and may be terminated with or without notice and with or without cause. This policy may only be changed in writing signed by BlackBerry's Executive Chairman and CEO authorizing such a change.

4.2 If you are **Terminated Without Cause**, you are eligible for a payment in an amount equal to eight (8) weeks of base salary, plus three (3) weeks of base salary per completed year of service; provided, however, that the total amount of such severance benefit shall not exceed twenty-six (26) weeks of base salary. Notwithstanding the preceding sentence, none of these payments shall be paid unless you timely return a signed release to the Company and such release becomes irrevocable in accordance with applicable law.

The amount you may be eligible to receive upon cessation of employment may be modified in concurrence with future changes in employment terms, such as, but not limited to, transfer, promotion or pay modification or policies that may be in effect and modified from time to time. BlackBerry may amend this cessation of employment provision at any time.

4.3 **Termination Following a Change of Control** – In the event your employment is Terminated by the company Without Just Cause or you Terminate your employment For Good Reason, and if such termination occurs within twenty-four (24) months immediately following the date of a Change of Control as defined in 4.4 below, then in lieu of payments and benefits in subsection 4.2:

a) BlackBerry will pay you promptly following the Date of Termination a lump sum payment equal to your annual base salary as of the Date of Termination and will cover your Cobra medical premium for twelve (12) months from the Date of Termination.

b) The company will also pay your incentive bonus target (ViP) for the fiscal year.

c) Notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to the applicable BlackBerry equity-based plans received pursuant to this Employment Agreement (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and conditions of the RSU Plan, Stock Option Plan or Long Term Incentive Plan (LTIP)) will immediately and automatically become fully vested and all such vested rights will be exercisable for the applicable period of time under the governing plan or grant agreement.

4.4 Definitions – For the purpose of this Agreement

a) "Date of Termination" means:

(i) In the event of termination of your employment due to your Resignation or Termination Without Cause, the earlier of the date specified in the written notice of termination, if any, and the last day worked;

(ii) For Termination for Good Reason following a Change of Control, the date determined in accordance with 4.4b) below.

(iii) For Termination Due to Change of Control, your last day worked.

b) "Good Reason" means the occurrence of any of the following without your express written consent following a Change of Control:

(i) a material and detrimental alteration of your position, duties or responsibilities with BlackBerry;

(ii) a reduction in your annual base salary of at least 10%, except where such reduction is part of a general reduction in the base salary of all members of the executive officers of BlackBerry which does not occur following a Change of Control and affects you in substantially the same manner as the other executive officers of BlackBerry;

(iii) the failure to continue your participation in any share option, share purchase, profit sharing, bonus or other incentive compensation plan unless BlackBerry provides replacement arrangements which are comparable in the aggregate.

Your continued employment shall not constitute consent or a waiver of your rights to assert Good Reason hereunder on the condition that you may only effect a termination for Good Reason through notice thereof within thirty (30) days following the occurrence of actions or failures to act or your knowledge of the same giving rise to the Good Reason, and shall have duly notified BlackBerry of the basis for such Good Reason and providing BlackBerry with fifteen (15) days after receipt of such notice to cure the basis of such claim.

c) "Change of Control" means the occurrence of any of the following:

(1) an amalgamation, merger, consolidation arrangement or other reorganization involving BlackBerry or any of its affiliates (as such is defined in the *Business Corporation Act* (Ontario)) and another corporation or other legal entity, as a result of which the holders of the common shares of BlackBerry immediately prior to the completion of that transaction hold less than a majority of the common shares of BlackBerry after completion of that transaction;

(2) any individual, entity or group of persons acting jointly or in concert, within the meaning of the Securities Act (Ontario), acquires or becomes the beneficial owner of, directly or indirectly, more than 50% of the common shares of BlackBerry. Whether through acquisition of previously issued and outstanding common shares, or of common shares that have not been previously issued, or any combination thereof, or any other transaction similar effect;

(3) BlackBerry sells or otherwise transfers all or substantially all of its assets to any other corporation or other legal person or entity (other than a disposition or transfer of assets to an affiliate of BlackBerry as part of a reorganization of assets of an affiliate of BlackBerry), where the holders of common shares of BlackBerry immediately prior to the completion of that transaction hold less than a majority of the common shares of the acquiring corporation or person immediately after the completion of such transaction; or

(4) as a result of or in connection with the contested election of directors, the nominee's names in the most recent Management Information Circular of BlackBerry for election to the Board of Directors do not constitute a majority of the Board of Directors.

4.5 At the time of cessation of your employment for any reason, you are required to and agree to return all BlackBerry property, including equipment, devices, and information in whatever form it is stored.

5 CONDITIONS OF EMPLOYMENT

5.1 This Agreement is contingent on your being legally entitled to work for BlackBerry in the United States and upon your successfully obtaining any and all necessary work visas or permits to enable you to work in this position.

5.2 As ongoing requirements of employment with BlackBerry, you agree to comply with the BlackBerry Code of Business Standards and Principles, and related documents, and the Employee Confidentiality & Intellectual Property Agreements as well as BlackBerry's company and departmental policies, rules, practices, and the terms and conditions laid out in company and/or departmental handbooks that are now in force or which may be amended, revised, or introduced from time to time.

5.3 Attached as Schedule A to this Agreement is the BlackBerry Restrictive Covenant Addendum ("RCA"). As a condition of entering into this Employment Agreement you agree to sign and to be bound by all of the terms and conditions of the RCA.

6 GENERAL

6.1 This Agreement and all Schedules, Appendices, Addendums, or documents incorporated by reference herein constitute the entire Agreement between BlackBerry and you on those topics and supersede all prior negotiations or discussions whether verbal or written.

6.2 No supplement, waiver, amendment, modification, or rescission of this Agreement shall be binding unless set forth in writing and signed by both parties.

6.3 This Agreement shall be governed by and construed under the laws of the state in which you currently reside (as listed in the address line of this letter). Both parties irrevocably agree to submit any claim arising from or otherwise related to this Agreement to the exclusive jurisdiction of the state and federal courts of the state in which you currently reside, and irrevocably waive any objection which either may have to the same, including, but not limited to, any objection for lack of personal jurisdiction.

6.4 Both parties hereby waive, to the extent permitted by law, any right to a trial by jury with respect to any lawsuit or judicial proceeding arising out of matters related to this Agreement, which waiver you agree is informed and voluntary.

6.5 You hereby represent and warrant that you are not party to or bound by the terms of any agreement with any previous employer or any other party that would prevent you from performing services for BlackBerry, including but not limited to a confidentiality or a non-competition agreement.

6.6 In consideration of accepting this Agreement with BlackBerry and to the extent permitted by law, you expressly authorize BlackBerry to deduct and withhold any documented amounts owing to BlackBerry, including but not limited to any vacation taken in excess of accrued entitlement, from any sums owing by BlackBerry to you. You acknowledge that this paragraph is good and sufficient authorization for the purposes of all applicable legislation.

6.7 BlackBerry has an accommodation process and policies in place and provides accommodations for employees with disabilities. If you require a specific accommodation because of a disability or a medical need, please contact Human Resources at HRHealthMgt@BlackBerry.com so that the accommodation process can take place before you begin your employment.

Please note that this offer of employment is contingent on you signing the enclosed Employment Agreement and related documents where indicated (without alteration) and your satisfaction of all other requirements set forth in the documents that comprise this Agreement, including the successful completion of the BlackBerry hiring process and pre-employment background screening program. Please do not resign from any current employment until you have received written confirmation from BlackBerry that you have met these conditions.

IN WITNESS WHEREOF the parties hereto by their duly authorized representatives have executed this Agreement as of the date first above mentioned.

BLACKBERRY CORPORATION

Per: ____________________
John S. Chen
Executive Chairman of the Board and CEO

Cc: Nita White-Ivy, EVP-HR

I confirm my start date of employment with BlackBerry to be on 03/02/2020. I accept this offer and all its terms and conditions.

Accepted: DocuSigned by: Marjorie Dickman 64C0C66156BE4E1... Date: 1/9/2020
Marjorie Dickman

BlackBerry.

January 6, 2020

Marjorie Dickman
[redacted]

Dear Marjorie,

This equity letter cancels and supersedes the equity letter of December 6, 2019.

This letter is to confirm that, in connection with your employment by BlackBerry Corporation, a subsidiary of BlackBerry Limited ("BlackBerry"), I have approved the following recommendation, subject to the terms set out below:

(A) **Time-Based Restricted Share Units (TBRSUs)** – As Executive Chairman & Chief Executive Officer, I have approved a recommendation that you participate in the BlackBerry Limited Equity Incentive Plan (the "Plan") with a TBRSU grant with a value of $450,000 USD. The actual number of TBRSUs awarded will be determined in accordance with BlackBerry's Policy on Granting Equity Awards by converting the above US dollar value into a number of TBRSUs based on the closing price of BlackBerry's common shares on NYSE on the grant date and rounded down to nearest TBRSU (whole numbers only). The grant will be made on the next available quarterly grant date in accordance with the Policy on Granting Equity Awards. The specific terms and conditions of any TBRSUs granted will be governed by the Plan and the TBRSU award agreement relating to any such grant.

-AND-

(B) **Performance-Based Restricted Share Units (PBRSUs)** – As Executive Chairman & Chief Executive Officer, I have approved for you to participate in the BlackBerry Limited Equity Incentive Plan (the "Plan") with a PBRSU grant with a value of $450,000 USD. The actual number of PBRSUs awarded with be determined in accordance with the Policy on Granting Equity Awards by converting the above US dollar value into a number of PBRSUs based on the closing price of BlackBerry's common shares on NYSE on the grant date and rounded down to the nearest PBRSU (whole numbers only). The PBRSUs will vest entirely, partially, or not at all, based on BlackBerry's Annual Operation Plan (AOP) Total Software and Services Revenue attainment and the threshold of a positive Operating Income in the next fiscal year after the grant date (as defined in the PBRSU award agreement). The grant will be made on the next available quarterly grant date in accordance with the Policy on Granting Equity Awards. The specific terms and conditions of any PBRSUs granted will be governed by the Plan and the PBRSU award agreement relating to any such grant.

In particular (i) you will have no claim relating to your Equity Award or any losses or potential losses in the event that your employment with BlackBerry Corporation is terminated for whatever reason (whether with or without cause) and (ii) nothing in the grant of any equity award to you or in the terms of this letter or of the Plan will create or imply any employment relationship with BlackBerry Limited nor any right to continued employment with BlackBerry Corporation.

BlackBerry Limited 2200 University Avenue East, Waterloo, Ontario, Canada N2K 0A7 tel: +1 (519) 888-7465 fax: +1 (519) 888-1975

BlackBerry.

Marjorie Dickman, 01/06/20

Yours sincerely,
BlackBerry Limited

Per: ____________________
John S. Chen
Executive Chairman & Chief Executive Officer

DocuSigned by:
Marjorie Dickman
64C0C66156BE4E1...

Accepted: ____________________ Date: 1/9/2020
Marjorie Dickman

Last Updated Date: 2017/11/20

CONFIDENTIAL

January 4, 2021

Marjorie Dickman
[redacted]

Dear Marjorie,

This will confirm the following amendment to your current Employment Agreement (copy is attached).

To confirm your acceptance of this amendment to your current employment agreement, please sign the amendment where indicated and return a signed copy to Nita White-Ivy on or before January 8, 2021.

Thank you for your ongoing dedication and commitment to BlackBerry.

Sincerely,

John Chen
Executive Chairman and CEO

Cc: Nita White-Ivy, EVP of HR

BlackBerry.

THE JANUARY 6, 2020 EMPLOYMENT AGREEMENT ("Agreement") between BlackBerry Corporation ("BlackBerry") and Marjorie Dickman (the "Employee") is hereby amended as follows:

Section 4.2, 4.3 and 4.4 of the Agreement are amended as follows:

4.2 Termination by BlackBerry Without Cause - BlackBerry may terminate your employment without Just Cause and you may terminate your employment for Good Reason (as defined in Section 4.4b), and in either case BlackBerry will provide you with the following, upon your signing of a Waiver of Claims and conditional on your not being employed elsewhere. Should you commence employment with any other employer during the Notice Period as defined in 4.2a) below following your termination from BlackBerry, all remaining severance benefits will immediately cease:

a) BlackBerry will continue to pay you during the Notice Period your then current annual base salary plus one (1) month of base salary per completed year of service to a cumulative maximum of twenty-four (24) months for a maximum period of 24 months after the Date of Termination. The twelve (12) months of base salary plus any additional base salary due as a result of each completed month of service shall be known as the Notice Period.

b) BlackBerry will make its regular contributions to continue, to the extent permitted by its carriers, all BlackBerry-provided medical Benefits for the duration of the Severance Period.

c) Notwithstanding the terms of any plan or agreement to the contrary, all of your entitlements or rights pursuant to any applicable BlackBerry equity-based plans (including, without limit, share/stock option, share/stock purchase, restricted stock or stock award pursuant to the terms and conditions of the RSU Plan or LTIP Plan) will continue to vest during the Severance Period following the Date of Termination, and once vested will be exercisable in accordance with the terms of the applicable plan(s) and agreement(s). At the end of the Severance Period, any unvested equity interest, including any restricted stock units or stock options not vested will expire immediately, be forfeited and of no force or effect.

d) BlackBerry will pay your earned VIP payment for the fiscal year in which the Date of Termination occurs. Such payment is to be made at the time that BlackBerry generally pays bonuses to its VIP participants.

4.3 Termination Before or Following Change of Control - In the event your employment is terminated by BlackBerry without Just Cause or in the event you terminate your employment for Good Reason, and if such termination by BlackBerry or by you occurs on or within twenty-four (24) months immediately following the date of any Change of Control (as defined in paragraph 4.4c) or during the period preceding the effective date of a Change of Control but after which BlackBerry has commenced discussions or

BlackBerry.

negotiations with a potential acquirer (the "Acquiror"), which discussions or negotiations result in a Change of Control with the Acquiror or any person or entity in affiliated therewith, then in lieu of the payments and benefits in subsection 4.2 and in lieu of any payments and benefits you may have been eligible for under any prior agreement in the event of a Change of Control:

a) BlackBerry will, promptly following the Date of Termination, make a lump sum payment to you equal to your annual base salary as of the Date of Termination multiplied by two (2) and BlackBerry will continue to make its regular contributions to continue, to the extent permitted by its carriers, all BlackBerry-provided medical Benefits for twenty-four (24) months from the Date of Termination.

b) Notwithstanding the terms of any plan or agreement to the contrary, all your entitlements or rights pursuant to the applicable BlackBerry equity-based plans (including without limit, share/stock option, share/stock purchase, restricted stock or stock award, pursuant to the terms and conditions of the RSU Plan, Stock Option Plan or LTIP) will immediately and automatically become fully vested and all such vested rights will be exercisable for the applicable period of time under the governing plan or grant agreement.

c) BlackBerry will, in lieu of any bonus or incentive compensation, pay you an amount equal to your base salary as of the Date of Termination multiplied by your then current VIP target percentage multiplied by two (2).

4.4 Definitions

d) "Just Cause" means:

(1) your conviction of guilt plea to or confession of guilt of, or plea of nolo contedere to a felony, or a misdemeanor involving moral turpitude which would reasonably be expected to have a material adverse effect on BlackBerry;

(2) fraud or a breach of fiduciary duty with respect to BlackBerry;

(3) intentional or grossly negligent action that exposes BlackBerry to a material risk of material legal liability (including, without limitation, a monetary fine or penalty pursuant to a violation of any law, rule or regulation) or a material risk of public disgrace or disrepute;

(4) gross negligence or willful misconduct with respect to your obligations to BlackBerry;

(5) material breach of the Restrictive Covenant Addendum, whether during employment or subsequent to your termination;

BlackBerry.

(6) failure to perform your duties at the level or in the manner acceptable to me or your direct manager.

An act, or failure to act above, shall be considered "willful" only if it is done, or omitted to be done, in bad faith and without reasonable belief that the act or failure to act was in the best interest of BlackBerry.

Except for the amendment set forth above, the January 6, 2020 Agreement and all of its terms remain in force and in effect.

BLACKBERRY CORPORATION

Per ______________________

John Chen
Executive Chairman and CEO

Accepted:

DocuSigned by:

Marjorie Dickman (signature): Marjorie Dickman
DA7EF6C0CD75404...

Date: 1/7/2021